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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire           Mike Freeman
               Vice President and               Director, Investor Relations and
               Chief Financial Officer          Corporate Communications
               919 862-1000                     919 862-1000


               SALIX PHARMACEUTICALS REVIEWS
               ACCOMPLISHMENTS AND UPDATES
               PROGRESS AT ANNUAL MEETING
               Specialty Sales Force to be Expanded


RALEIGH, NC, June 14, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) held its 2000 Annual Meeting of shareholders today at the Company's new Raleigh, North Carolina headquarters. Mr. Robert Ruscher, President and CEO, reviewed the accomplishments of 2000, and 2001 to date, and updated shareholders on recent developments.

"The year 2000 was one of tremendous growth and advancement for Salix," stated Mr. Ruscher. "The momentum gained during the year has extended into the first half of 2001, and we anticipate ongoing growth as our specialty sales force continues to introduce COLAZAL(TM) to gastroenterologists across the United States. Highlights of the past 18 months include:

     .  Assimilation of an experienced management team, including
          .  Carolyn Logan: Senior Vice President, Sales and Marketing
          . Adam Derbyshire: Vice President, Finance and Administration, CFO . Joe Tyler: Vice President, Operations

     . Launch of COLAZAL, a new, first-line therapy for the treatment of mildly to moderately active ulcerative colitis
          .  1Q01 sales totaled $3.3 million
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          .  Year-to-date prescriptions exceeded 10,000

     . Completion of second Phase III trial of rifaximin for infectious diarrhea
          .  New Drug Application currently being assembled

     .    Balance sheet strengthened - $36 million cash and cash equivalents as of May 31, 2001
          .  November 2000 offering raised $14 million
          .  May 2001 offering raised $28 million

     .    Nasdaq listing
          .  November 2000 initial listing on the SmallCap Market
          .  March 2001 National Market listing

"We are pleased to note that investors have been impressed with our achievements over the past 18 months, and that their support has been reflected in the performance of the Company's share price. Since our listing on Nasdaq nearly seven months ago, our stock price has increased significantly while over the same period the Nasdaq as a whole has declined."

Commenting on other developments, Mr. Ruscher stated, "We are in the process of expanding our specialty sales force. It is our intention to add 20 to 30 sales representatives to our gastroenterology sales force by the beginning of the fourth quarter of 2001. We think this number of sales representatives will optimize efficiency in terms of penetrating this market. With respect to rifaximin, I am pleased to report that the Phase III trial for the treatment of hepatic encephalopathy, a severe and chronic condition caused by compromised liver function, is now underway in both Europe and the U.S. Patients are being enrolled at eight sites in Europe and four in the U.S. Upon the completion of this study, we intend to file a New Drug Application with the U.S. Food and Drug Administration (FDA)."
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Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risks of managing rapid growth, clinical trials and regulatory review, market acceptance of our products, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.